                                                                    EXHIBIT 10.5



                AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

                                 by and among

                               VIDEO CITY, INC.,

                            CIANCI'S VIDEOLAND INC.

                                      and

                       VICTOR J. CIANCI and EVVY CIANCI













                          Dated as of October 9, 1998

                  AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

     THIS AGREEMENT OF MERGER AND PLAN OF REORGANIZATION, dated as of October 9, 1998, is by and among VIDEO CITY, INC., a Delaware corporation ("VCI"), CIANCI'S VIDEOLAND INC., an Oregon corporation ("Videoland"), and VICTOR J. CIANCI and EVVY CIANCI, with reference to the following facts:

     A. Victor J. Cianci and Evvy Cianci (collectively, the "Selling Shareholders") own all of the outstanding shares of capital stock of Videoland; and

     B. VCI, Videoland and each of the Selling Shareholders believe that it is in their best interests to adopt and consummate a plan of reorganization that provides for the merger of a newly formed wholly-owned subsidiary of VCI, with and into Videoland, with such newly formed subsidiary of VCI disappearing and Videoland surviving, and the conversion of all outstanding shares of capital stock of Videoland into the right to receive the Merger Consideration (as defined herein).

     NOW THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I
                                  DEFINITIONS
                                  -----------

     1.1  Defined Terms.  As used herein, the terms below (whether or not
          -------------
capitalized herein) shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, and in the masculine or feminine gender, depending upon the reference.

          "Action" shall mean any action, order, writ, injunction, judgment or
           ------
decree outstanding or any claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit or investigation.

          "Affiliate" shall mean, with respect to any Person, a Person that
           ---------
directly or indirectly controls, is controlled by or is under common control with such Person.

          "Agreement" shall mean this Agreement of Merger and Plan of
           ---------
Reorganization, together with all schedules (including the Disclosure Schedule) and exhibits referenced herein.

          "Alternative Transaction" shall mean, with respect to any Person, any
           -----------------------
merger, consolidation, sale of substantial assets, sale of shares of capital stock or other equity securities, recapitalization, debt restructuring or similar transaction involving such Person or any of its subsidiaries or any divisions, other than as contemplated by this Agreement.

          "Assets" shall mean those assets and properties owned by Videoland, or
           ------
in which Videoland has any right, title or interest of any kind and description as of the Effective Time, except as set forth in the Disclosure Schedule.

          "Books and Records" shall mean all books and records, stock transfer
           -----------------
books, minute books, copies of outstanding stock certificates, ledgers, employee records, customer lists, files, correspondence, and other written records of every kind.

          "Code" shall mean the Internal Revenue Code of 1986, as amended, and
           ----
the rules and regulations thereunder.

          "Contracts" shall mean all executory agreements, contracts, leases,
           ---------
commitments, evidences of indebtedness, letters of credit, franchise agreements, purchase agreements and purchase orders, whether oral or written.

          "Disclosure Schedule" shall mean, collectively, the schedules attached
           -------------------
hereto and delivered by the parties as of the date hereof which set forth the exceptions to the representations and warranties contained in Article III hereof (as to Videoland and the Selling Shareholders) and Article IV hereof (as to VCI) and certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedule. Any information disclosed on a particular schedule on the Disclosure Schedule or subparts thereof shall be deemed disclosed on any and all schedules.

          "Encumbrance" shall mean any claim, lien, pledge, option, charge,
           -----------
easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance, restriction or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof, except liens for current taxes, assessments, governmental charges or levies on property not yet due and payable.

          "ERISA" shall mean the Employee Retirement Income Security Act of
           -----
1974, as the same may be amended from time to time.

          "ERISA Affiliate" shall mean any entity that is a member of a group of
           ---------------
which Videoland is a member and which is under common control with Videoland, within the meaning of the regulations promulgated under Section 414 of the Code.

          "ERISA Plans" shall mean, collectively, all Pension Plans and all
           -----------
Welfare Plans required to be disclosed on Schedule 3.22.

          "Marks" shall mean all registered and unregistered trademarks, service
           -----
marks, trade names, and slogans, all applications therefor, and all goodwill associated therewith.

          "Material" shall mean, unless otherwise specifically defined herein,
           --------
any amounts of $100,000 or more as to Videoland or VCI, except that where the context requires, "material" shall mean an effect resulting in loss, liability, payment, damage or expense of $100,000 or more in the case of Videoland or VCI.

          "Material Adverse Change" shall mean a material adverse change in the
           -----------------------
business, assets, financial condition or results of operations of Videoland or VCI which involves a loss or exposure of more than $100,000.

          "Pension Plan" shall mean any employee pension benefit plan within
           ------------
the meaning of Section 3(2) of ERISA.

          "Permits" shall mean all licenses, permits, orders, consents,
           -------
approvals, registrations, authorizations, qualifications and filings under all federal, state, local or foreign laws with governmental or regulatory bodies, or any other Person.

          "Person" shall mean an individual, a partnership, a limited liability
           ------
company, a joint venture, a corporation, a trust, an unincorporated organization, a government or any department or agency thereof or any other entity.

          "Representative" shall mean any officer, director, principal,
           --------------
attorney, accountant, agent, employee or other representative.


          "Securities Act" shall mean the Securities Act of 1933, as amended.
           --------------


          "Tax" or "Taxes" shall mean any federal, state, local, foreign or
           ---      -----
other tax, levy, impost, fee, assessment or other government charge, including without limitation income, estimated income, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, import duty, employment, commercial rent, occupancy, franchise or withholding taxes, and any premium, including without limitation interest, penalties and additions in connection therewith.

          "VCI Common Stock" shall mean shares of common stock, $0.01 par value
           ----------------
per share, of VCI.

          "VCI Documents" shall mean this Agreement, the Certificate of
           -------------
Designations (as defined below) and any other documents, instruments or certificates to be delivered by VCI in connection with this Agreement.

          "Videoland Common Stock" shall mean shares of common stock, no par
           ----------------------
value, of Videoland.

          "Videoland Disclosure Schedules" shall mean all Disclosure Schedules
           ------------------------------
delivered by Videoland and the Selling Shareholders pursuant to this Agreement.

          "Videoland Documents" shall mean this Agreement, the Articles of
           -------------------
Merger and any other documents, instruments or certificates to be delivered by Videoland or the Selling Shareholders in connection with this Agreement.

          "Videoland Intangible Property" shall mean all intangible property
           -----------------------------
owned by Videoland or in which Videoland has any interest (including the right to use) or owned by any Selling Shareholder and used in Videoland's business (other than intangible property owned by third parties and available generally for commercial license from others), including without limitation, (i) Videoland's name and all Marks; (ii) all statutory, common law and registered copyrights and mask work rights, and all applications for the registration thereof; (iii) all patents and applications therefor; (iv) all software; (v) all other inventories, discoveries, improvements, processes, formulae (secret or otherwise), trade secrets, information, know-how and ideas (including those in the possession of third parties, but that are the property of Videoland); and
(vi) all technical documentation relating thereto.

          "Welfare Plan" shall mean any employee welfare benefit plan within
           ------------
the meaning of Section 3(1) of ERISA.

     1.2  Other Defined Terms.  The following terms shall have the meanings
          -------------------
defined for such terms in the Sections set forth below:

                           Term                         Section
                           ----                         -------
          Articles of Merger                            2.3
          Basket Amount                                 11.4
          Certificate of Designations                   2.2(b)
          Claim                                         11.5
          Closing                                       2.6
          Closing Date                                  2.6
          Effective Time                                2.3
          Losses                                        11.2
          Merger                                        2.2(a)
          Merger Consideration                          2.2(b)
          Noncompetition Agreement                      6.4
          Oregon Law                                    2.3
          Series B Preferred Stock                      2.2(b)
          Surviving Corporation                         2.2(a)
          Termination Date                              6.1
          VCI Indemnified Parties                       11.2
          Videoland Balance Sheet                       3.8(b)

                           Term                         Section
                           ----                         -------
          Videoland Consents                            3.7
          Videoland Financial Statements                3.8(a)
          Videoland Indemnified Parties                 11.3
          Videoland Permits                             3.14
          Video Sub                                     2.2(a)

                                  ARTICLE II
                            PLAN OF REORGANIZATION
                            ----------------------


     2.1  Adoption of Plan.  VCI, Videoland and each of the Selling
          ----------------
Shareholders believe that it is in their best interests to adopt and consummate the Merger.

     2.2  The Merger.
          ----------

          (a) As soon as practicable following the execution of this Agreement, VCI shall form a wholly-owned subsidiary called "Videoland Acquisition Corp." ("Video Sub") under the laws of the State of Oregon. VCI shall cause Video Sub to be merged with and into Videoland (the "Merger") with Videoland as the surviving corporation in the Merger (the "Surviving Corporation"), and as of the Effective Time as a result thereof, the Surviving Corporation shall become a wholly-owned subsidiary of VCI. From and after the Effective Time, the name of the Surviving Corporation shall be "Videoland, Inc." until changed or amended in accordance with applicable law.

          (b) Pursuant to the Merger, all of the shares of capital stock of Videoland issued and outstanding immediately prior to the Effective Time shall thereupon be converted into and become the right to receive the following aggregate consideration (the "Merger Consideration"):

     (i) 76,000 shares of Series B Voting Convertible Redeemable Preferred Stock, with a stated value of $100 per share (the "Series B Preferred Stock"), of VCI having terms and conditions substantially in accordance with the form of Certificate of Designations of the Series B Preferred Stock attached hereto as Exhibit A (the "Certificate of Designations"); and

     (ii) cash in the amount of $1,900,000 reduced by (x) the total amount of indebtedness and liabilities of Videoland in excess of $11,500,000 (which $11,500,000 includes the indebtedness of $3,000,000 to be paid by VCI pursuant to Section 2.2(c) hereof) immediately prior to the Effective Time; and (y) the total amount of dollar reduction, if any, called for by Section 2.8 below.

          (c) As part of the transactions contemplated by this Agreement, VCI shall pay to Union Bank of California on or before the Effective Time certain indebtedness of Videoland to Union Bank of California in an amount of $3,000,000.

          (d) The full amount of the Merger Consideration in cash to be delivered pursuant to Section 2.2(b)(ii) in the amount of $1,900,000 shall be delivered at the Effective Time. To the extent there is any amount of the reduction pursuant to Sections 2.2(b)(ii) and 2.8, then the Selling Shareholders shall return to VCI, no later than 90 days after the Effective Time, cash equal to the amount of all reductions (if any) pursuant to Sections 2.2(b)(ii) and 2.8.

          (e) Videoland and the Selling Shareholders shall cause all stock certificates representing issued and outstanding shares of Videoland Common Stock to be delivered, free and clear of all Encumbrances, to VCI at or prior to the Effective Time. Each certificate which immediately prior to the Effective Time represents outstanding shares of Videoland Common Stock shall at and after the Effective Time be deemed to represent only the number of shares of Series B Preferred Stock and the other Merger Consideration into which such shares of Videoland Common Stock shall have the right to be converted pursuant to Section 2.2(b) above. Subject to Section 2.9 hereof, certificates representing the shares of Series B Preferred Stock shall be delivered to the Selling Shareholders upon surrender to VCI of valid stock certificates representing their shares of Videoland Common Stock. Certificates representing the shares of Series B Preferred Stock which the Selling Shareholders shall pledge to Videoland pursuant to Section 2.9 hereof shall be delivered to Videoland at the Closing. At the Closing, certificates representing the Series B Preferred Stock to be delivered will bear a legend substantially as follows:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE AND THE SHARES ISSUABLE UPON CONVERSION OF THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER SAID ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE IN THE OPINION OF COUNSEL FOR THE ISSUER."

          (f) At the Effective Time, each share of common stock of Video Sub that is issued and outstanding will be converted into one newly issued share of Videoland Common Stock. From and after the Effective Time, VCI, as the sole shareholder of the Surviving Corporation, shall be entitled to receive one or more certificates representing the Videoland Common Stock into which such shares have been converted.

     2.3  Effective Time.  The Merger shall become effective (such time and date
          --------------
are referred to herein as the "Effective Time") on the business day (which day shall be on or before December 31, 1998 unless such date is extended by mutual agreement by the parties) on which (a) all conditions to the Closing of the transactions contemplated by this Agreement shall have occurred, and (b) the Articles of Merger (the "Articles of Merger") and any other documents necessary to effect the Merger shall be filed in accordance with the Oregon Business Corporation Act (the "Oregon Law").

     2.4   Articles of Incorporation and Bylaws.  From and after the Effective
           ------------------------------------
Time, the Articles of Incorporation of Videoland set forth in Exhibit B attached hereto shall be the Articles of Incorporation of the Surviving Corporation and the Bylaws of Videoland set forth in Exhibit C attached hereto shall be the Bylaws of the Surviving Corporation, until changed or amended as provided therein or under the Oregon Law.

     2.5   Directors and Officers.  From and after the Effective Time, Robert Y.
           ----------------------
Lee, Timothy J. Denari and James Craig Kelly shall be the directors and officers of the Surviving Corporation, in each case until their successors shall have been elected and shall qualify or until otherwise provided by law or the Articles of Incorporation or Bylaws of the Surviving Corporation.

     2.6   The Closing.  The closing of the transactions contemplated by this
           -----------
Agreement (the "Closing") shall be held on the date of the Effective Time at such place and time as the parties may agree (the "Closing Date").

     2.7   Reimbursable and Pro Rata Expenses.  Except as otherwise provided in
           ----------------------------------
this Agreement, all rent payments, insurance premiums and utility payments (but not utility deposits or lease deposits) made by Videoland and covering time periods in which the Closing occurs shall be prorated as of the Closing Date; and VCI shall cause Videoland to pay to the Selling Shareholders, no later than 90 days after the Closing Date, the amount, if any, by which such payments made prior to the Closing Date which are applicable to periods on and after the Closing Date exceed such payments that are made on or after the Closing Date and are allocable to periods prior to the Closing Date; or, conversely, the Selling Shareholders shall pay to Videoland, no later than 90 days after the Closing Date, the amount, if any, by which such payments made on or after the Closing Date for expenses allocable to periods prior to the Closing Date exceed the amounts paid by Videoland prior to the Closing Date for expenses allocable to periods on or after the Closing Date.

     2.8   Inventory.  An itemized physical inventory of Videoland's
           ---------
videocassettes shall be taken by VCI or its representatives. In the event such inventory as of the Closing Date shows that the number of videocassettes on hand is less than the number in Videoland's inventory as of March 31, 1998, the amount of cash payable pursuant to Section 2.2(b)(ii) of this Agreement as part of the Merger Consideration shall be reduced by $10.00 multiplied by the number of videocassettes less than the number of videocassettes in Videoland's inventory as of March 31, 1998. There shall be no increase in the amount of cash payable pursuant to Section 2.2(b)(ii) of this Agreement as part of the Merger Consideration if the number of videocassettes on hand as of the Closing Date is greater than the number of videocassettes in Videoland's inventory as of March 31, 1998.

     2.9   Exchange of Preferred Stock.  The parties hereto acknowledge that the
           ---------------------------
Selling Shareholders owe Videoland an amount equal to approximately $1,371,000 under the Videoland shareholder advance account (the "Shareholder Account"). In the event the Trading Price (as defined in the Certificate of Designations) of VCI's Common Stock for any period of 20 consecutive trading days during the five year period commencing on the Effective Time is equal to or exceeds $3.1667, then VCI may, at VCI's option, receive the number of outstanding shares of the Series B Preferred Stock then held by the Selling Shareholders determined by dividing (i) the total amount then owed by the Selling Shareholders to Videoland under the Shareholder Account by (ii) $100, or any lesser number of outstanding shares of Series B Preferred Stock then held by the Selling Shareholders, in exchange for full or partial satisfaction of the applicable amount then owed by the Selling Shareholders to Videoland under the Shareholder Account. Notwithstanding the foregoing, in the event such Trading Price for any period of 20 consecutive trading days during the five year period commencing on the Effective Time does not equal or exceed $3.1667, then at the end of such five year period Videoland shall forgive all amounts then owed by the Selling Shareholders to Videoland under the Shareholder Account and Videoland shall pay all tax liabilities and obligations of the Selling Shareholders in connection with the forgiveness of such amounts. In order to secure the payment of the amount owed to Videoland by the Selling Shareholders under the Shareholder Account, the Selling Shareholders shall pledge to Videoland the number of shares of Series B Preferred Stock issued to them (the "Pledged Preferred Shares") on the Closing Date determined by dividing (i) the total amount then owed by the Selling Shareholders to Videoland under the Shareholder Account by (ii) $100, by executing stock powers and delivering the certificates for such shares of Series B Preferred Stock to Videoland. Until the pledge of the Pledged Preferred Shares is terminated, the Selling Shareholders shall not sell, assign, transfer, pledge, hypothecate or otherwise encumber or dispose the Pledged Preferred Shares (other than as set forth herein), or convert the Pledged Preferred Shares into VCI Common Stock, without the prior written consent of VCI. The Selling Shareholders may exercise all voting rights of the Pledged Preferred Shares held by them.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF VIDEOLAND
                  -------------------------------------------
                         AND THE SELLING SHAREHOLDERS
                         ----------------------------

     Subject to the exceptions set forth in the Videoland Disclosure Schedules, Videoland and each of the Selling Shareholders, and solely with respect to Sections 3.27 and 3.28 each Selling Shareholder, hereby represent and warrant to VCI that:

     3.1   Corporate Existence and Power.  Videoland is a corporation duly
           -----------------------------
organized, validly existing and in good standing under the laws of the State of Oregon and has all corporate power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business and operations as now conducted. Schedule 3.1 sets forth those jurisdictions in which Videoland is required to be qualified to do business as a foreign corporation because of the character of the property owned or leased by Videoland or the nature of its activities, except for jurisdictions in which such failure to be so qualified or to be in good standing would not result in a Material Adverse Change to Videoland or its business; Videoland is duly qualified to do business in each of these jurisdictions.

     3.2   Corporate Authorization.  The execution, delivery and performance by
           -----------------------
Videoland of this Agreement and all of the other Videoland Documents and the consummation by Videoland of the transactions contemplated hereby and thereby are within the corporate powers of Videoland and have been duly authorized by all necessary corporate action on the part of Videoland. This Agreement is, and as of the Closing the other Videoland Documents shall be, the legal, valid and binding obligations of Videoland and the Selling Shareholders, enforceable against Videoland and the Selling Shareholders in accordance with their respective terms.

     3.3   Governmental Authorization.  The execution, delivery and performance
           --------------------------
by Videoland and the Selling Shareholders of this Agreement and the other Videoland Documents require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than the filing of the Articles of Merger and this Agreement with the Secretary of State of the State of Oregon as contemplated by Section 2.3.

     3.4   Non-Contravention.  The execution, delivery and performance by
           -----------------
Videoland of this Agreement and the other Videoland Documents does not and will not (i) contravene or conflict with the Articles of Incorporation or Bylaws of Videoland, (ii) contravene or conflict with or constitute a violation of any provision of any law, statute, rule, regulation, judgment, injunction, order, writ or decree binding upon or applicable to Videoland or any part of its business, (iii) assuming the obtaining of all Videoland Consents (as hereinafter defined), constitute a default under or breach of, or violate or give rise to any right of termination, cancellation or acceleration of any right or obligation of Videoland, or to a loss of any benefit relating to its business or operations to which Videoland is entitled under any provision of any Contract to which Videoland is a party or by which any of its assets is or may be bound or
(iv) result in the creation or imposition of any Encumbrance on any of Videoland's assets.

     3.5   Videoland Capitalization.  The authorized capital stock of Videoland
           ------------------------
consists solely of 500 shares of Videoland Common Stock, of which ten shares are issued and outstanding. All such outstanding shares are duly authorized, validly issued, fully paid and nonassessable. Schedule 3.5 lists the Selling Shareholders and the number of shares of Videoland Common Stock owned by each of them as of the date of this Agreement. The Selling Shareholders own, and are the record holders of, all of the outstanding shares of capital stock of Videoland. All outstanding shares of Videoland Common Stock have been issued in compliance with all federal and state securities laws and are not subject to any rights or obligations that require the registration of such shares. Except as set forth on
Schedule 3.5, there are no outstanding options, warrants, subscription rights, rights of first refusal or other rights in or with respect to any shares of Videoland Common Stock or any securities convertible into such stock, and Videoland is not obligated to issue any additional shares of Videoland Common Stock or any options, warrants, subscription rights, rights of first refusal or other rights to acquire Videoland Common Stock or any other securities convertible into Videoland Common Stock.

     3.6   Subsidiaries.  Videoland does not own, directly or indirectly,
           ------------
securities or other ownership interests in any other entity, nor is Videoland a party to any agreement relating to the formation of any other entity or joint venture.


     3.7   Consents.  Schedule 3.7 sets forth each Contract of Videoland and
           --------
each of the Videoland Permits (as hereinafter defined) that requires a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the other Videoland Documents or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a "Videoland Consent").

     3.8   Financial Statements.
           --------------------

           (a) Videoland has delivered to VCI unaudited financial statements of Videoland consisting of a balance sheet as of December 31, 1997 and statements of operations for the year ended December 31 1997, prepared by Geffen Mesher & Company, P.C., and balance sheets as of March 31, 1998 and June 30, 1998 and statements of operations for the six months ended June 30, 1998 (collectively, the "Videoland Financial Statements"). The Videoland Financial Statements fairly present, in conformity with general accepted accounting principles applied on a consistent basis, the financial position of Videoland as of the dates thereof and the results of operations of Videoland for the periods then ended.

           (b) Except for (i) those liabilities specifically reflected or reserved against on the Videoland balance sheet as of June 30, 1998 (the "Videoland Balance Sheet"), (ii) those current liabilities for trade or business obligations incurred since June 30, 1998 in connection with the purchase of goods or services in the ordinary course of Videoland's business and consistent with past practices (none of which is, individually or in the aggregate, material and none of which is for breach of contract, breach of warranty, tort or infringement), (iii) those liabilities arising under any Contract which was previously disclosed and delivered to VCI (none of which liabilities is for breach of contract, breach of warranty, tort or infringement) or (iv) those matters otherwise disclosed on Schedule 3.8 (none of which liabilities, except as stated in a Schedule hereto, is for breach of contract, breach of warranty, tort or infringement), Videoland does not have, as of the date hereof, any direct or indirect indebtedness, liabilities, claims, losses, damages, deficiencies, obligations (including, without limitation, the obligation to indemnify any other Person for any liabilities or expenses which have been or may in the future be incurred by or asserted against such other Person, or responsibilities, known or unknown, liquidated or unliquidated, accrued, absolute, contingent or otherwise, and whether or not of a kind required by generally accepted accounting principles to be set forth on a financial statement), which individually or in the aggregate are material to the condition (financial or otherwise), assets, liabilities, business or operations of Videoland. To the best knowledge of Videoland, there are no circumstances, conditions, events or arrangements which may hereafter give rise to any liabilities of Videoland except in the ordinary course of business or as otherwise set forth in this Section 3.8 or in a Schedule to this Agreement.

     3.9   Absence of Certain Changes.  Except as set forth on Schedule 3.9,
           --------------------------
since June 30, 1998, Videoland has conducted its business in the ordinary course consistent with past practices, and there has not been:

           (a) any Material Adverse Change or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Change;

           (b) any dividend or other distribution declared or paid with respect to any of the Videoland Common Stock;

           (c) any loan or forgiveness of indebtedness to any holder of Videoland Common Stock or any Affiliate thereof;

           (d) any bonus, salary or other compensation paid or agreed to be paid to any employee except in accordance with Schedule 3.17 hereto;

           (e) any incurrence  of indebtedness for borrowed money;

           (f) any creation or other incurrence of any Encumbrance on any of Videoland's assets;

           (g) any transaction, Contract entered into, or commitment made, by Videoland relating to its business, operations or any of its assets (including the acquisition or disposition of any assets) or any relinquishment by Videoland of any contract or other right, in either case other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement (other than payments of compensation); or

           (h) any transfer of any assets of Videoland to any Person who is a shareholder or other Affiliate of Videoland.

     3.10  Title to Assets.  Videoland has good and marketable title to the
           ---------------
Assets owned or stated to be owned by Videoland, free and clear of all Encumbrances except: (i) as set forth in the Videoland Balance Sheet, (ii) Encumbrances for current taxes not yet due, (iii) Encumbrances incurred in the ordinary course of business, (iv) Encumbrances that are not substantial in character, amount or extent (individually or collectively) and that do not (individually or collectively) materially detract from the value, or interfere with present use, of the property subject thereto or affected thereby, or otherwise materially impair the conduct of business of Videoland, or (v) as set forth on Schedule 3.10. All Assets used by Videoland or held by Videoland, other than any leased assets listed on Schedule 3.10, are owned by

Videoland, free and clear of any Encumbrances except as set forth on Schedule 3.10.


     3.11  Real Property.  Schedule 3.11 sets forth a true and complete list of
           -------------
all leaseholds owned by Videoland. Videoland has valid leasehold interest in such leaseholds, free and clear of all Encumbrances, except: (i) for rights of lessors and such matters that are reflected in the relevant lease, (ii) current Taxes not yet due and payable, (iii) Encumbrances of public record, (iv) Encumbrances, if any, as do not materially detract from the value of or materially interfere with the present use of such property, and (v) as set forth on Schedule 3.11.


     3.12  Litigation.  Other than as set forth on Schedule 3.12, there is no
           ----------
action, suit, investigation, hearing or proceeding pending against or, to the best knowledge of Videoland, threatened against or affecting, Videoland, any of its officers, directors, or shareholders, its business or any assets or any Contract before any court or arbitrator or any governmental body or agency official, which involves an amount in controversy of greater than $20,000, or in any manner challenges or seeks to prevent, enjoin, alter or delay Videoland's business or operations or the transactions contemplated by this Agreement. There are no outstanding judgments which, individually, involve an amount in excess of $10,000 against Videoland, and the aggregate amount of all judgments against Videoland as of the date hereof does not exceed $100,000.

     3.13  Contracts.  Each Contract of Videoland is a valid and binding
           ---------
agreement of Videoland, and is in full force and effect, and Videoland is not in default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Contract. Videoland has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Contracts, or granted any power of attorney with respect thereto.
Schedule 3.13 is a true and correct list of all Contracts involving an outstanding monetary obligation greater than $50,000 or with a remaining term greater than one year.

     3.14  Licenses and Permits.  Except for customary business licenses and
           --------------------
occupancy permits, Schedule 3.14 correctly lists each material license, franchise, permit or other similar authorization affecting, or relating in any way to Videoland's business, together with the name of the governmental agency or entity issuing such license or permit (the "Videoland Permits"). The Videoland Permits are valid and in full force and effect and, assuming the related Videoland Consents have been obtained prior to the Closing, will not be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement.

     3.15  Compliance with Laws.  Videoland is not in material violation of, has
           --------------------
not violated, and is neither under investigation with respect to nor has been threatened to be charged with or given notice of any violation of, any law, rule, statute, ordinance or regulation, or judgment, order or decree entered by any court, arbitrator or governmental authority, domestic or foreign, materially applicable to Videoland's assets or the conduct of its business.

     3.16  Intangible Property.
           -------------------

           (a) Schedule 3.16 sets forth all material Videoland Intangible Property and identifies each material contract to which Videoland is a party relating to any item of Videoland Intangible Property. The Videoland Intangible Property is adequate to conduct the business of Videoland as it is presently conducted. No Contract requires Videoland to (or will require VCI to) pay, or entitles it to receive any material royalty, license fee, or other compensation with respect to the Videoland Intangible Property. Except as set forth on
Schedule 3.16, no Videoland Intangible Property development was funded by a third Person (other than any shareholder of Videoland) or was conducted by or as a joint venture, in partnership, or otherwise in collaboration, with any other Person (except an employee solely in his or her capacity as such). The transactions contemplated hereby will not adversely affect in any manner any item or part of the Videoland Intangible Property or the nature or usefulness thereof in the hands of VCI.

           (b) All Videoland Intangible Property and all federal, state and foreign registrations with respect thereto, and all applications therefor are valid and in full force and effect and are not subject to any taxes, maintenance fees or actions.

           (c) None of the Videoland Intangible Property which is purportedly an asset of Videoland was developed or conceived by any Videoland employee, officer or director while employed by any other Person and no Selling Shareholder has violated any agreement with any former employer which pertains to any of such property.

     3.17  Employees.
           ---------

           (a) Schedule 3.17 sets forth a true and complete list of the names, titles, annual salaries or wage rates and other compensation and office location of all employees of Videoland, indicating part-time and full-time employment, and all changes in salaries and wage rates per employee since December 31, 1997.

           (b) Except as set forth on Schedule 3.17, Videoland is not a party to or subject to any employment contract, consulting agreement, collective bargaining agreement, confidentiality agreement restricting the activities of Videoland, non-competition agreement restricting the activities of Videoland, or any similar agreement.

     3.18  Prepaids.  Except as set forth on Schedule 3.18, Videoland has not
           --------
received any material payments with respect to any services to be rendered or goods to be provided by Videoland after the Closing.

     3.19  Taxes.
           -----

           (a) Videoland has filed all federal and foreign income tax returns, all state and local franchise and income tax, real and personal property tax, sales and use tax, premium tax, excise tax, employment tax and other tax returns of every character required to be filed by it and has paid in full all Taxes (including, without limitation, all tax deposits), together with any interest and penalties owing in connection therewith, shown on such returns to be due in respect of the periods covered by such returns, other than Taxes which are being contested in good faith and for which adequate reserves have been established. Adequate provision has been made in the Books and Records of Videoland and, to the extent required by generally accepted accounting principles, reflected in the Videoland Financial Statements, for all Tax liabilities, including interest or penalties, whether or not due and payable and whether or not disputed, with respect to any and all Taxes for the periods covered by the Videoland Financial Statements and for all prior periods. Schedule 3.19 sets forth the date or dates through which the Internal Revenue Service has examined the federal income taxes of Videoland and the date or dates through which any foreign, state, local or other taxing authority has examined any other tax returns of Videoland. Schedule 3.19 also contains a complete list of each year for which any federal, state, local or foreign tax authority has obtained or has requested an extension of the statute of limitations from Videoland and lists each tax case of Videoland currently pending in audit, at the administrative appeals level or in litigation. Schedule
3.19 further lists the date and issuing authority of each statutory notice of deficiency, notice or proposal assessment and revenue agent's report issued to Videoland within the last twelve months. Except as set forth on Schedule 3.19, to Videoland's best knowledge, neither the Internal Revenue Service nor any foreign, state, local or other taxing authority has, during the past three years, examined or is in the process of examining any federal, foreign, state, local or other tax returns of Videoland. Neither the Internal Revenue Service nor any foreign, state, local or other taxing authority is now asserting or threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith) except as set forth on Schedule 3.19.

          (b) Videoland has not made any requests for rulings, and Videoland has not received any subpoenas or requests for information, or notices of proposed reassessment of any property owned or leased by Videoland. There are no liens for Taxes upon any property or assets of Videoland (other than for real property taxes, not yet due, on premises leased by Videoland for which Videoland will be liable under the terms of the applicable leases).

          (c) Videoland has delivered to VCI true and complete copies of all federal, state and foreign income tax returns (together with any Revenue Agent's Reports) filed by Videoland relating to its operations for taxable years ended December 31, 1996 and December 31, 1997.

          (d) Videoland has not filed a consent pursuant to Section 341(f) of the Code, and has not filed, and would not be deemed to have filed, any election under Section 338 of the Code.

          (e) Videoland has never been, nor is Videoland currently, bound by or subject to any obligation under any agreement relating to the sharing of any liability for, or payment of, Taxes with any other Person.

          (f) Videoland has withheld or will withhold, and has paid over or will pay over to applicable taxing authorities amounts from its employees and has filed or will file all federal, foreign, state, and local returns and reports with respect to employee income tax withholding and social security and unemployment Taxes for all periods (or portions thereof) ending on or before the Effective Time, in compliance with the provisions of the Code and other applicable federal, foreign, state and local laws.

     3.20  Environmental Compliance.  Videoland has not received any notice that
           ------------------------
it or any of its properties have not been or are not now in complete compliance with all applicable environmental law.

     3.21  Labor and Employment Matters.
           ----------------------------

           (a)  Except as set forth on Schedule 3.21, as of the date hereof;

                (1) The employment of each employee of Videoland may be terminated immediately by Videoland, except as otherwise provided by statute or decisional authority;

                (2) To Videoland's best knowledge, no key executive employee of Videoland and no group of employees of Videoland has plans to terminate his or her employment at or prior to the Closing, whether or not as a result of the transactions contemplated herein;

                (3) Videoland has not had any material labor relations problems; and

                (4) Videoland has complied in all material respects with all collective bargaining agreements and all applicable laws and orders relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes and other sums as required by appropriate governmental authorities and has withheld and paid to the appropriate governmental authorities, or is holding for payment not yet due to such governmental authorities, all amounts required to be withheld from such employees of Videoland and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing. No present or former employee, officer or director of Videoland has notified Videoland that he or she has or will have at the Effective Time, any claim against Videoland for any matter, including but not limited to (i) overtime pay for work done through the Effective Time; (ii) wages or salary for the work done through the Effective Time; (iii) vacation time off or pay in lieu of vacation time off for the period through the Effective Time; (iv) any violation of any statute, ordinance or relation relating to minimum wages or maximum hours or work-place conditions; or (v) injuries or other damages which are not fully covered by Videoland's insurance policies; except, in the case of clauses (i) and (ii), for amounts accrued in the current pay period that are not yet due and payable, and in the case of clause (iii), for vacation accrued in accordance with Videoland's policies and set forth in Schedule 3.21, which its employees have not yet taken.

           (b) Except as set forth on Schedule 3.21, as of the date hereof, Videoland has not received any notice of any:

                (1) unfair labor practice complaint against Videoland pending before the National Labor Relations Board or any state or local agency;

                (2) pending labor strike or other material labor trouble affecting Videoland;


                (3)  material labor grievance pending against Videoland;

                (4) pending representation question respecting the employees of Videoland; or

                (5) pending arbitration proceedings arising out of or under any collective bargaining agreement to which Videoland is a party.

           (c)  In addition: (i) none of the matters specified in clauses (b)
(1) through (5) is threatened against Videoland; (ii) no union organizing activities have taken place with respect to Videoland; and (iii) no basis exists for which a claim may be made under any collective bargaining agreement to which Videoland is a party.

     3.22  Pension and Benefit Plans.
           -------------------------

           (a) All accrued obligations of Videoland applicable to its employees, whether arising by operation of law, by contract, by past custom or otherwise, for payments by Videoland to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on, as applicable, the Books and Records of Videoland and the Videoland Financial Statements.

           (b)  Except as disclosed on Schedule 3.22, as of the date hereof:

                (1) Neither Videoland nor any of its ERISA Affiliates maintains or has any obligations to contribute to, or has in effect or has committed to adopt, any Pension Plan or any Welfare Plan;

                (2) Each ERISA Plan conforms in all material respects to all applicable laws and orders, including ERISA and the applicable provisions of the Code. All notices, reports, returns, applications and disclosures have been timely made which are required to be made to the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, any participants in the ERISA Plans, any trustee, or any insurer with respect to the ERISA Plans;

                (3) Videoland and its ERISA Affiliates have made or provided for (with fully-funded reserves) all contributions heretofore required to have been made under all of the ERISA Plans, and will, by the Closing, have made or provided for (with fully-funded reserves) all contributions required to be made on or before the Closing under all such plans;

                (4) No ERISA Plan nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction which may subject any of such ERISA Plans, any such trust, or any party dealing with such ERISA Plans or any such trust, to the Tax or penalty on prohibited transactions imposed by Section 4975 of the Code or to a civil penalty imposed by Section 502 of ERISA;

                (5) There are no material actions, claims or lawsuits which have been asserted or instituted against the assets of any of the trusts under the ERISA Plans, and no basis for such action, claim or lawsuit exists, and no such action, claim or lawsuit has been threatened;

                (6) Videoland has not agreed to indemnify any other party for any liabilities or expenses which have been or may in the future be incurred by or asserted against such other party in respect of any ERISA Plan;

                (7) Each Pension Plan constituting one of the ERISA Plans is qualified under Section 401 of the Code, each of the trusts maintained with respect thereto is exempt from federal income taxation under Section 501 of the Code, and nothing has occurred which would cause the loss of such qualification or exemption or the imposition of any penalty under Section 4971 of the Code;

          (8) The assets of each Pension Plan constituting one of the ERISA Plans (including Pension Plans maintained by an ERISA Affiliate) are sufficient to pay all liabilities of the plan, including, without limitation, all liabilities to pay benefits to any past or present participant or beneficiary in such plan, any expense incurred in administering the plan, and any liabilities for Taxes which may be imposed on the plan or on any trust maintained in connection with the plan;

          (9) The value of all accrued benefits under each Pension Plan constituting one of the ERISA Plans (including Pension Plans maintained by an ERISA Affiliate) which is a "defined benefit plan" within the meaning of Section 3(35) of ERISA, including each "multi-employer plan" within the meaning of
Section 3(37) of ERISA, does not exceed, on an accrual basis, the aggregate value of the assets of each such plan;

          (10) There has been no "reportable event," within the meaning of
Section 4043(b) of ERISA, with respect to any Pension Plan which constitutes one of the ERISA Plans since the effective date of Section 4043(b) of ERISA;

          (11) The transaction contemplated by this Agreement will not result in a reportable event, within the meaning of ERISA Section 4043, other than a reportable event with respect to which (i) the ERISA Section 4043 reportable event notice requirement has been waived or (ii) the Pension Benefit Guaranty Corporation will not apply a penalty for failure to satisfy the reportable event notice requirement;

          (12) Neither Videoland nor any of its ERISA Affiliates has any liability to the Pension Benefit Guaranty Corporation pursuant to Title IV of ERISA in respect of any Pension Plan constituting one of the ERISA Plans (including Pension Plans maintained, or formerly maintained, by an ERISA Affiliate);

          (13) Neither Videoland nor any of its ERISA Affiliates maintains or has any obligation to contribute to any multi-employer plan;

          (14) Neither Videoland nor any of its ERISA Affiliates has terminated a defined benefit plan or multi-employer plan or suffered or otherwise caused a "complete withdrawal" or "partial withdrawal" as such terms are respectively defined in Sections 4203 and 4205 of ERISA from any multi-employer plan. Since April 1, 1979, neither Videoland nor any of its ERISA Affiliates has complied with Section 4204 of ERISA in order to avoid any such "complete withdrawal" or "partial withdrawal";

          (15) The transaction contemplated by this Agreement will not result in a Videoland liability for severance or termination pay or result in increased employee benefits becoming payable to any employees of Videoland;

          (16) Neither Videoland nor any of its ERISA Affiliates has any unpaid liability in respect of any employee for any contributions and/or premiums due under any Welfare Plan constituting one of the ERISA Plans;

          (17) Neither Videoland nor its ERISA Affiliates has any liability as to any benefits to which any employee may be entitled under any Welfare Plan constituting one of the ERISA Plans, whether for benefits due or claims filed; and

          (18) Videoland does not maintain any health or life insurance plan that provides for continuing benefits or coverage for any participant or any spouse, dependent or beneficiary under such plan after termination of employment, other than as may be required under Section 4980B of the Code and regulations thereunder ("COBRA"), and applicable state law. Videoland is in compliance with the COBRA notice and continuation coverage requirements with respect to Plans maintained by Videoland.

      (c) True, correct and complete copies of the following documents, with respect to each of the ERISA Plans, have been delivered to VCI:

          (1) Each ERISA Plan document, employment contract, policy, procedure or other governing instrument relating to an ERISA Plan, including all amendments, supplements, collective bargaining agreements, letters, memoranda, understandings and any other document reasonably necessary to reflect the terms and conditions of each ERISA Plan.

          (2) The most recent summary plan description of each ERISA Plan for which a summary plan description is required under ERISA, and summaries of material modification thereto.

          (3) All instruments under which the assets of any ERISA Plan are held or managed and benefits provided, including, but not limited to, insurance contracts, trust agreements, custodial contracts and investment management agreements.

          (4) The two most recent Forms 5500, 5500-C or 5500-R for each ERISA Plan for which such filing is required, with all attachments and schedules thereto.

          (5) The two most recent annual financial statements for each ERISA Plan, if not included with such Form 5500 (5500-C or 5500-R).

          (6) The most recent actuarial valuation report for each ERISA Plan (as applicable).

          (7) With respect to each ERISA Plan that has received a determination letter under Section 401(a) of the Code, and any voluntary employee benefit association trust that has received a determination letter under Section 501(c) of the Code, the most recent Internal Revenue Service determination letter (including any letter concerning the tax-exempt status of any trust under Section 501(a) of the Code), the application submitted when requesting such determination letter, and any subsequently filed determination letter request.

           (d) All Pension Plans shall be terminated by Videoland prior to the Effective Time.

     3.23  Insurance.  Schedule 3.23 sets forth a true and correct list of all
           ---------
policies or binders of fire, liability, workers' compensation, vehicular or other insurance held by or on behalf of Videoland specifying the insurer, the policy number or covering note number with respect to binders, and describing each pending claim thereunder of more than $50,000. Such policies and binders are in full force and effect. No such policy is terminable or cancelable by the insurer by virtue of the consummation of the transactions contemplated herein.

     3.24  Books and Records.  Videoland has heretofore furnished or made
           -----------------
available to VCI for its examination the following, each of which is, and will be maintained so as to remain until the Closing, accurate and complete in all material respects:

           (a) copies of the Articles of Incorporation and Bylaws of Videoland, as in effect on the date of this Agreement;

           (b) the minute books of Videoland containing all proceedings, consents, actions and meetings of its shareholders and Boards of Directors;

           (c) copies of all Videoland Permits, orders and consents with respect to Videoland's securities issued by any administrative agency or governmental body regulating the issuance or transfer of such securities and all applications for such permits, orders and consents;

           (d) the stock transfer books of Videoland setting forth all transfers of its securities;

           (e) copies of all agreements and documents referred to in any Videoland Disclosure Schedule;

           (f)  all other Books and Records of Videoland; and

           (g) an accurate list of all of the incumbent officers and directors of Videoland.

     3.25  Inventory.  The inventory of Videoland reflected on the Videoland
           ---------
Balance Sheet, as well as other inventory items acquired since the date of the Videoland Balance Sheet that are now the property of Videoland, are of such quality and held in such quantities as are being used and will be usable and salable or rentable in the ordinary course of the business of

Videoland. The inventory excludes slow-moving items and obsolete items, and are recorded at cost and amortized over their estimated life with no provision for salvage value. Since the date of the Videoland Balance Sheet, Videoland has continued to replenish its inventories in a normal and customary manner consistent with practice prevailing in the retail video sales and rental industry.


     3.26  Accuracy and Provision of Information.  None of the documents or
           -------------------------------------
other information made available to VCI or its Affiliates, attorneys, accountants, agents or representatives in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading. Videoland has provided VCI all material information regarding its business and operations.

     3.27  Shareholder Approval.  The Selling Shareholders holding all of the
           --------------------
outstanding shares of Videoland Common Stock have approved this Agreement and the transactions contemplated hereby.

     3.28  Investor Representations.  Each Selling Shareholder who will receive
           ------------------------
shares of Series B Preferred Stock in connection with the transactions contemplated by this Agreement represents that (i) he or she is an accredited investor as defined in Regulation D under the Securities Act, or (ii) by reason of his or her business and financial experience, and the business and financial experience of those persons unaffiliated with VCI retained by him or her, if any, to advise him or her with respect to an investment in the shares of Series B Preferred Stock and the shares of VCI Common Stock issuable upon conversion of the shares of Series B Preferred Stock, such Selling Shareholder together with such advisers have such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risk of the prospective investment, and that he or she is acquiring the shares of Series B Preferred Stock and the shares of VCI Common Stock issuable upon conversion of the shares of Series B Preferred Stock for his or her own account or for one or more separate accounts maintained by him or her, if any, for investment and not with a view to the distribution thereof except in compliance with the Securities Act or an exemption available thereunder. Each Selling Shareholder who receives shares of Series B Preferred Stock in connection with the transactions contemplated by this Agreement understands and agrees that the shares of Series B Preferred Stock and the shares of VCI Common Stock issuable upon conversion of the shares of Series B Preferred Stock have not been registered under the Securities Act and may be resold only if registered pursuant to the applicable provisions of the Securities Act or if an exemption from registration is available.

     3.29  No Brokers.  Neither Videoland nor the Selling Shareholders nor any
           ----------
of their respective Representatives or Affiliates has employed or made any agreement with any broker, finder or similar agent, person or firm or incurred any liability for any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby which would result in any liability of Videoland or VCI.

                                  ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF VCI
                     -------------------------------------

     Except as set forth in a Disclosure Schedule delivered by VCI hereunder, and except for the transactions contemplated by this Agreement, VCI hereby represents and warrants to Videoland and the Selling Shareholders as follows:

     4.1   Organization of VCI.  VCI is a corporation duly organized, validly
           -------------------
existing and in good standing under the laws of the State of Delaware, has full corporate power and authority to conduct its business as it is presently being conducted and to own, lease and operate its properties and assets, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not result in a Material Adverse Change to VCI or its business.

     4.2   VCI Capital Stock.  The authorized capital stock of VCI consists of
           -----------------
30,000,000 shares of common stock, $0.01 par value per share, and 2,000,000 shares of preferred stock, $0.01 par value per share, of which 12,857,914 shares of VCI Common Stock and 7,000 shares of Series A Convertible Redeemable Preferred Stock were issued and outstanding as of the date of this Agreement. No shares of any other class or series of capital stock are authorized, issued or outstanding as of the date of this Agreement. All of the outstanding shares of capital stock of VCI have been duly and validly authorized and issued and are fully paid and nonassessable.

     4.3   Authorization Relative to this Agreement.  The execution, delivery
           ----------------------------------------
and performance by VCI of this Agreement and all of the other VCI Documents and the consummation by VCI of the transactions contemplated hereby and thereby are within the corporate powers of VCI and will be duly authorized by all necessary corporate action on the part of VCI. This Agreement is, and as of the Closing the other VCI Documents shall be, the legal, valid and binding obligations of VCI, enforceable against VCI in accordance with their respective terms.

     4.4   No Conflict or Violation.  Except such approvals, consents or
           ------------------------
authorizations as may be required from FINOVA Capital Corporation, Rentrak Corporation, Mortco, Inc. and Ingram Entertainment Inc., neither the execution and delivery of this Agreement or the Articles of Merger nor the consummation of the transactions contemplated hereby or thereby will result in (a) a violation of or a conflict with any provision of the Certificate of Incorporation, Bylaws or other organizational document of VCI, (b) a breach of, or a default under, any material term or provision of any material Contract, indebtedness, Encumbrance, Permit or concession to which VCI is a party or is subject or by which any assets of VCI are bound, including, without limitation, any such breach or default which would interfere in any way with its ability to consummate the transactions contemplated by this Agreement or the Articles of Merger, (c) a material violation by VCI of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, including any violation which would interfere with its ability to consummate the transactions contemplated by this Agreement or the Articles of Merger, (d) the imposition of any material Encumbrance, restriction or charge on the business or assets of VCI, or (e) give rise to any right of termination, cancellation or acceleration under any material Contract or other agreement to which VCI is a party or by or to which they or any of their material assets or properties may be bound or subject.

     4.5   Litigation.  There are no Actions pending, or to the best of VCI's
           ----------
knowledge, threatened (a) against, related to or affecting VCI, which Actions, if determined adversely to VCI, would be reasonably likely to have a material adverse effect on VCI, or (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement, including any derivative suits brought by or on behalf of VCI. VCI is not in default with respect to or subject to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against VCI involving amounts in excess of $100,000.

     4.7   Validity of Shares to be Issued to Selling Shareholders.  The shares
           -------------------------------------------------------
of Series B Preferred Stock to be issued to the Selling Shareholders hereunder will, when issued and paid for in accordance with this Agreement, be duly and validly issued, nonassessable shares free and clear of any and all Encumbrances (other than Encumbrances which may exist prior to the Closing on the Videoland Common Stock), and will be issued in compliance with all applicable federal and state securities laws.

                                   ARTICLE V
                            COVENANTS OF EACH PARTY
                            -----------------------

     Videoland and VCI each covenant with the other for the period from the date hereof through the Effective Time as follows:

     5.1   Notification of Certain Matters.  From the date hereof through the
           -------------------------------
Effective Time, Videoland and VCI shall each give prompt notice to the other of:

           (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

           (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

           (c) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting Videoland or its business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or that relate to the consummation of the transactions contemplated by this Agreement.

     5.2   Confidential Information.
           ------------------------

           (a) Preservation of Confidentiality.  In connection with the
               -------------------------------
negotiation of this Agreement, the preparation for the consummation of the transactions contemplated hereby, and the performance of obligations hereunder, each of the parties hereto acknowledges that it will have access to confidential information relating to the other parties. Each party shall treat such information as confidential, preserve the confidentiality thereof and not disclose such information, except to its respective Representatives and Affiliates in connection with the transactions contemplated hereby. Each party agrees to maintain in confidence, and not to disclose to any third party, any ideas, methods, developments, inventions, improvements and business plans and information which are the confidential information of the other parties. If, however, confidential information is disclosed, the disclosing party shall immediately notify the other parties in writing and take all reasonable steps required to prevent further disclosure.

           (b) Property Right in Confidential Information.  Until the Effective
               ------------------------------------------
Time or the Termination Date (as hereinafter defined), all confidential information shall remain the property of the party who originally possessed such information. In the event of the termination of this Agreement for any reason whatsoever, Videoland shall return to VCI, and VCI shall return to Videoland, all documents, work papers and other material (including all copies thereof) obtained from the other party in connection with the transactions contemplated hereby and will use all reasonable efforts, including, without limitation, instructing its employees and others who have had access to such information, to keep confidential and not to use any such information, unless such information is now, or is hereafter disclosed, through no act or omission of such party, in any manner making it available to the general public. If VCI or any of its Affiliates is required by legal process or by operation of law to disclose any confidential information in anticipation of a possible acquisition of Videoland by VCI or any such Affiliate, VCI shall provide Videoland with prompt notice of such request to making such disclosure and, without any need to obtain the consent of such other parties, shall be entitled to make such disclosure. If any party is compelled by legal process to disclose any confidential information, such party shall provide the other parties with prompt written notice of such request and, without any need to obtain the consent of such other parties, shall be entitled to make such disclosure.

           (c) Termination of Agreement.  Subject to the requirements of law,
               ------------------------
each party hereto and its Affiliates shall, and shall use all reasonable efforts to cause their Representatives who obtain such information from the other party to, hold in confidence all such non-public information until such time as such information is otherwise publicly available, and, if this Agreement is terminated and if so requested by another party, each party and its Affiliates shall, and shall use all reasonable efforts to cause their Representatives who obtain such information to, deliver to such other party all documents, work papers and other material (including copies of extracts and summaries thereof) obtained by or on behalf of any of them directly or indirectly as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.

     5.3   Store Closure.  VCI and Videoland shall take such actions and
           -------------
execute and deliver such agreements, instruments and documents as may be necessary or desirable to close certain of Videoland's retail video stores as may be mutually agreed upon by VCI and Videoland.

                                  ARTICLE VI
                       ADDITIONAL COVENANTS OF VIDEOLAND
                       ---------------------------------

     6.1   Conduct of Business.  From the date hereof through the Effective Time
           -------------------
or the date, if any, on which this Agreement is earlier terminated pursuant to
Section 10.1 (the "Termination Date"), except as contemplated or as may be required by this Agreement, or as consented to by VCI in writing, Videoland shall diligently carry on its business and in the ordinary course only, and shall use its best efforts to preserve its present business organization intact and to keep available the services of its present officers, agents or employees (nothing herein implying an obligation of Videoland to maintain or retain any specific officer, agent or employee), and preserve its present relationships with customers and other Persons having business dealings with it, and will not take any action inconsistent with this Agreement or with the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, from the date hereof through the Effective Time or the Termination Date, if any, Videoland shall not, except as specifically contemplated by this
Agreement:

           (a) change or amend its Articles of Incorporation or Bylaws;

           (b) enter into, extend, modify, terminate or renew any (i) material Contract, except in the ordinary course of business, or (ii) Contract involving $10,000 or more;

           (c) sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any material assets, or any interests therein, and, without limiting the generality of the foregoing, Videoland shall maintain and sell or rent inventory consistent with its past practices and in accordance with the provisions of this Agreement;

           (d) incur any obligations or liability for long-term indebtedness, or incur any other obligation or liability of $10,000 or more except in the ordinary course of business;

           (e) (i) grant any bonus, severance or termination pay or increase in any manner the compensation or fringe benefits of any employee or pay any benefit not required by any existing Videoland Employee Plan or policy;

               (ii) make any change in the key management structure of Videoland, including, without limitation, the hiring of additional officers or the termination without cause of existing officers;

               (iii) adopt, enter into or amend any Videoland Employee Plan, agreement (including, without limitation, any collective bargaining or employment agreement), trust, fund or other arrangement for the benefit or welfare of any employee;

           (f) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any material assets or business of any corporation, partnership, association or other business organization or division thereof;

           (g) declare, set aside, make or pay any dividend or other distribution in respect of Videoland's capital stock;

           (h) fail to expend funds for budgeted capital expenditures or commitments that have been disclosed to VCI;

           (i) willingly allow or permit any of Videoland's insurance policies to be suspended, impaired or canceled;

           (j) fail to pay its accounts payable and any debts owed or obligations due to it, or pay or discharge when due any liabilities, in the ordinary course of business;

           (k) enter into, renew, modify or revise any agreement or transaction with any of its Affiliates;

           (l) fail to maintain any assets in substantially their current state of repair, excepting normal wear and tear or fail to replace consistent with Videoland's past practice inoperable, worn-out or obsolete or destroyed assets;

           (m) make any loans or advances to any partnership, firm, corporation, officer, director or Affiliate (including, without limitation, any advances to Victor J. Cianci or Evvy Cianci under the Shareholder Account or otherwise), or, except for expenses incurred in the ordinary course of business, any individual who is not an officer, director or Affiliate;

           (n) make any material income tax election or settlement or compromise with tax authorities;

           (o) fail to comply in any material respect with all laws applicable to it;

           (p) intentionally do any other act which would cause any representation or warranty of Videoland in this Agreement to be or become untrue in any material respect;

           (q) issue any shares of Videoland capital stock or any options, warrants, subscription rights, rights of first refusal or any other rights or other securities convertible into, or exercisable or exchangeable for, Videoland capital stock; or

           (r) enter into any agreement, arrangement or understanding or otherwise become obligated, to do any action prohibited hereunder.

     6.2   Public Statements and Press Releases.  Except as provided for
           ------------------------------------
hereinbelow, Videoland and the Selling Shareholders shall not from and after the date hereof make, issue or release any public announcement, press release, statement or acknowledgment of the existence of, or reveal publicly the terms, conditions and status of, the transactions provided for herein, without the prior written consent of VCI as to the content and time of release of such statement or announcement. Except as provided for hereinbelow, VCI shall not from and after the date hereof make, issue or release any public announcement, press release, statement or acknowledgment of the existence of, or reveal publicly the terms, conditions and status of, the transactions provided for herein, without the prior written consent of Videoland as to the content and time of release of such statement or announcement; provided, however, VCI may make, issue or release any public announcement, press release, statement or acknowledgment of the existence of, or reveal publicly the terms, conditions and status of, the transactions provided for herein, without the prior written consent of Videoland to the extent required under applicable law.

     6.3   No Solicitation.  Prior to the Effective Time (or the earlier
           ---------------
termination of this Agreement in accordance with its terms), neither Videoland nor the Selling Shareholders nor any of their Affiliates or Representatives shall directly or indirectly solicit or initiate any discussions, offers or negotiations with, or participate in any negotiations or discussions with, or provide any information or data of any nature whatsoever to, or otherwise encourage any effort or attempt by, any Person other than VCI, concerning any Alternative Transaction with respect to Videoland. Videoland and the Selling Shareholders shall promptly notify VCI if any proposal, offer, inquiry or other contact is received by Videoland or any of the Selling Shareholders in respect of an Alternative Transaction, and shall indicate the identity of the offeror and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts, and thereafter shall keep VCI informed on a current basis of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

     6.4   Noncompetition Agreement.  At or prior to the Effective Time, Victor
           ------------------------
J. Cianci and Evvy Cianci shall each have executed a noncompetition agreement in favor of VCI substantially in the form of Exhibit D attached hereto (the "Noncompetition Agreement").

     6.5   Insurance.  From the date hereof through the Effective Time,
           ---------
Videoland shall maintain in force (including necessary renewals thereof) the insurance policies listed on Schedule 3.23.

     6.6   Reporting and Compliance With Law.  From the date hereof through the
           ---------------------------------
Effective Time, Videoland shall duly and timely file all tax returns required to be filed with governmental authorities and duly observe and conform to in all material respects all applicable laws and orders.

     6.7   Approval of Shareholders of Videoland.  Videoland shall take all
           -------------------------------------
actions necessary, in accordance with the Oregon Law and its Articles of Incorporation and Bylaws, to obtain the approval of all of the outstanding shares of the Videoland Common Stock for this Agreement and the Articles of Merger and the transactions contemplated hereby and thereby, and Videoland shall provide the Selling Shareholders with full disclosure of all terms of this transaction.

     6.8   Termination of Employee Benefit Plans Prior to Effective Time.
           -------------------------------------------------------------
Videoland agrees that its employee benefit plans, programs and arrangements (in addition to those for non-employee directors) (and if required by such plans, programs or arrangements, any agreements entered thereunder and awards and options granted thereunder) shall be terminated or amended, to the extent necessary or appropriate, to reflect the transactions contemplated by this Agreement.

     6.9   Access to Information.  Videoland and the Selling Shareholders shall
           ---------------------
afford VCI and its Representatives reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time or the Termination Date (as hereinafter defined), to its personnel, facilities, contracts, commitments, books, computer software application systems, files and records and to furnish such financial and operating data and other information with respect to its business, assets and properties, and shall use its best efforts to cause its Representatives to furnish promptly to VCI and its Representatives such additional financial and operating data and other information as to its business and properties as the other or its duly authorized Representatives may from time to time reasonably request.

                                  ARTICLE VII
                              REGISTRATION RIGHTS
                              -------------------

     7.1   Registration Rights.  VCI shall use its best efforts to file within
           -------------------
270 days after the Effective Time a registration statement under the Securities Act, and any filings for exemptions under any applicable blue sky laws (except to the extent such filings would require VCI to consent to the general service of process in such jurisdiction in which VCI is not so required) with respect to an offering of the shares of VCI Common Stock issuable upon conversion of the Series B Preferred Stock. Notwithstanding the foregoing, if the managing underwriter or underwriters, if any, of such offering advise VCI in writing that inclusion of such shares would (a) make it impracticable to conduct an underwritten offering of the VCI Common Stock being registered at the price at which such VCI Common Stock could be sold without such inclusion, or (b) materially and adversely interfere with the offering, then the number of shares of VCI Common Stock to be included in such registration by the Selling Shareholders may be reduced (pro rata as the other similarly situated selling shareholders) or eliminated. In connection with any registration pursuant to this Section 7.1 covering an underwritten public offering, VCI and each Selling Shareholder whose shares are included therein shall enter into a written agreement with a managing underwriter containing such provisions as are customary in the securities business for such an arrangement. In connection with any such registration, each such Selling Shareholder shall (a) provide such information and execute such documents as may be reasonably required in connection with such registration, (b) agree to sell such shares on the basis provided in any underwriting arrangements, and (c) complete and execute all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements. Notwithstanding the foregoing, the registration rights set forth in this Section
7.1 shall terminate at such time as the Selling Shareholders are eligible, pursuant to Rule 144(k) under the Securities Act, to resell their shares without restriction under the federal securities laws.


                                 ARTICLE VIII
                  CONDITIONS TO THE OBLIGATIONS OF VIDEOLAND
                  ------------------------------------------
                         AND THE SELLING SHAREHOLDERS
                         ----------------------------

     The obligations of Videoland and the Selling Shareholders to consummate the transactions contemplated hereby are subject, in the discretion of Videoland, to the satisfaction, at or prior to the Effective Time, of each of the following conditions, any of which may be waived by Videoland:

     8.1   Representations, Warranties and Covenants.  All representations and
           -----------------------------------------
warranties of VCI contained in this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Effective Time as if such representations and warranties were made at and as of the Effective Time, and VCI shall have performed all agreements and covenants required hereby to be performed by it prior to or at the Effective Time.

     8.2   Approvals.  All Permits, waivers, consents, approvals and
           ---------
authorizations from governmental authorities and other parties, necessary to consummate the transactions contemplated hereby shall have been obtained.

     8.3   No Governmental Actions.  No governmental action or proceeding shall
           -----------------------
have been commenced or threatened seeking any injunction, restraining or other order which seeks to prohibit, restrain, invalidate or set aside the effectuation of the Merger and no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the effectuation of the Merger.

     8.4   No Material Adverse Change.  Since July 31, 1998, there shall not
           --------------------------
have occurred any change in the business, assets, financial or operating conditions or prospects of VCI taken as a whole, except for changes contemplated hereby or changes which have not, individually or in the aggregate, resulted in a Material Adverse Change to the business, assets, financial or operating conditions or prospects of VCI.

     8.5   Certificate of Designations.  VCI shall have executed and filed the
           ---------------------------
Certificate of Designations for the Series B Preferred Stock with the Secretary of State of the State of Delaware, and shall have delivered a copy thereof to Videoland.

     8.6   Office Lease.  On the Effective Time, Videoland shall have entered
           ------------
into a real property lease with Victor J. Cianci and Evvy Cianci, as lessors, with respect to the Videoland office located at 7929 SW Burns Way, Wilsonville, Oregon 97070 for a term of one year and providing for rental payments at a rate of $18,000 per month and having such other terms and conditions that shall be mutually satisfactory to the parties.


                                  ARTICLE IX
                     CONDITIONS TO THE OBLIGATIONS OF VCI
                     ------------------------------------

     The obligations of VCI to consummate the transactions provided for hereby are subject, in the discretion of VCI, to the satisfaction, at or prior to the Effective Time, of each of the following conditions, any of which may be waived by VCI:

     9.1   Representations, Warranties and Covenants.  All representations and
           -----------------------------------------
warranties of Videoland and the Selling Shareholders contained in this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Effective Time as if such representations and warranties were made at and as of the Effective Time, and Videoland and the Selling Shareholders shall have performed all agreements and covenants required hereby to be performed by them prior to or at the Effective Time, and Videoland shall have delivered a certificate signed by Victor J. Cianci and Evvy Cianci to such effect.

     9.2   Approvals.  All Permits, waivers, consents, approvals and
           ---------
authorizations from
governmental authorities and other parties, including certain creditors and principal stockholders of VCI, necessary to consummate the transactions contemplated hereby shall have been obtained.

     9.3   No Governmental Actions.  No governmental action or proceeding shall
           -----------------------
have been commenced or threatened seeking any injunction, restraining or other order which seeks to prohibit, restrain, invalidate or set aside the effectuation of the Merger and no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the effectuation of the Merger.

     9.4   No Material Adverse Change.  Since December 31, 1997, there shall not
           --------------------------
have occurred any change in the business, assets, financial or operating conditions or prospects of Videoland taken as a whole, except for changes contemplated hereby or changes which have not, individually or in the aggregate, resulted in a Material Adverse Change to the business, assets, financial or operating conditions or prospects of Videoland.

     9.5   Financing.  VCI shall have obtained or arranged for new financing in
           ---------
an amount and on terms acceptable to VCI.

     9.6   Limit on Liabilities.  In no event shall the aggregate of all notes
           --------------------
payable, loans payable, accounts payable and other indebtedness and liabilities of Videoland immediately prior to the Effective Time exceed $11,500,000.

     9.7   Financial Statements.  Videoland shall have obtained and delivered to
           --------------------
VCI unaudited financial statements of Videoland consisting of a balance sheet as of December 31, 1997 and statements of operations for the year ended December 31 1997, prepared by Geffen Mesher & Company, P.C., and balance sheets as of March 31, 1998 and June 30, 1998 and statements of operations for the six months ended June 30, 1998. Such financial statements shall show a financial condition and results of operations of Videoland that are satisfactory to VCI.

     9.8   Cash Flow of Videoland.  The aggregate operating cash flow (i.e.,
           ----------------------                                      ----
earnings before interest, taxes, depreciation and amortization, but after all inventory purchases) of Videoland's video stores during the twelve month period ending on the month prior to the month in which the Closing shall take place shall exceed $3,700,000, and Videoland shall have delivered a certificate signed by Victor J Cianci to such effect.

     9.9   Inventory.  Notwithstanding any other provision in this Agreement,
           ---------
the number of pre-recorded video cassettes, video discs and video games as part of Videoland's rental and sale inventory at the Closing shall not be less than 1,000,000 units.

     9.10  Due Diligence.  VCI and its counsel shall have completed and be
           -------------
satisfied with the results of their due diligence investigation of the business, assets, and financial and legal conditions of Videoland.

     9.11  Board of Directors Approval.  The Board of Directors of VCI shall
           ---------------------------
have adopted and approved this Agreement, the Articles of Merger, the Certificate of Designations and the transactions contemplated hereby and thereby.

     9.12  Videoland Video Stores.  Videoland shall own and operate not less
           ----------------------
than 79 retail video stores immediately prior to the Effective Time.

     9.13  Store Lease Assignments.  VCI shall have received from Videoland
           -----------------------
copies of all landlord waivers and third party consents that VCI deems necessary to the assignment to VCI or the change of control of Videoland pursuant to the Merger of any store leases held by Videoland. Other than such consents, there shall not be any other change of control or similar provisions in any Contracts of Videoland which would give rise to adverse consequences or prevent the assignment to VCI of any store leases held by Videoland.

     9.14  Videoland Shareholder Advance Account.  The total amount owed by
           -------------------------------------
Victor J. Cianci and Evvy Cianci to Videoland immediately prior to the Effective Time under the Shareholder Account or otherwise shall be no greater than $1,371,000.

     9.15  Opinion of Counsel.  Videoland shall have delivered to VCI an opinion
           ------------------
of Hagen, Dye, Hirschy & DiLorenzo, P.C., counsel to Videoland and the Selling Shareholders, substantially in accordance with the form of opinion attached hereto as Exhibit E.

     9.16  Selling Shareholder Approval.  This Agreement, the Articles of Merger
           ----------------------------
and the transactions contemplated hereby and thereby shall have been approved and adopted by the vote or consent of all of the outstanding shares of Videoland Common Stock and an officer's certificate as to such approval shall be delivered by Videoland to VCI.

     9.17  Delivery of Stock Certificates.  Stock certificates representing all
           ------------------------------
of the issued and outstanding capital stock of Videoland shall have been delivered to VCI.


                                   ARTICLE X
          TERMINATION, AMENDMENTS, WAIVERS AND POST-CLOSING COVENANTS
          -----------------------------------------------------------

     10.1  Termination.
           -----------

           (a)  Termination.  Notwithstanding any prior approval by the
                -----------
shareholders of Videoland, this Agreement and the Merger and other transactions contemplated hereby may be terminated at any time prior to the Effective Time:

                (1) By mutual written consent of Videoland and VCI;

                (2) By either Videoland or VCI, if the Closing shall not have occurred on or before December 31, 1998 unless such date is extended by the mutual written agreement of the parties; provided however, that this provision shall not be available to Videoland if VCI has the right to terminate this Agreement under clause (4) of this Section 10.1(a), and this provision shall not be available to VCI if Videoland has the right to terminate this Agreement under clause (3) of this Section 10.1(a);

               (3) By Videoland, if there is a breach of any representation or warranty set forth in Article IV hereof or any covenant or agreement to be complied with or performed by VCI pursuant to the terms of this Agreement or an occurrence of any event which results or would result in the failure of a condition set forth in Article VIII to be satisfied at or prior to the Effective Time; or

               (4) By VCI, if there is a breach of any representation or warranty set forth in Article III hereof or of any covenant or agreement to be complied with or performed by Videoland or the Selling Shareholders pursuant to the terms of this Agreement or the occurrence of any event which results or would result in the failure of a condition set forth in Article IX to be satisfied at or prior to the Effective Time.

          (b)  Effect of Termination.  In the event of termination of this
               ---------------------
Agreement as provided in Section 10.1, this Agreement shall forthwith become void and no party hereto shall have any liability or further obligation to any other party hereto under or by reason of this Agreement or the transactions contemplated hereby, except for any willful breach of this Agreement occurring prior to or as a result of termination of this Agreement, and except that:

               (1) Each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same; and

               (2) The provisions of Sections 5.2 and 12.5, and the Confidentiality Agreement entered into by the parties hereto, shall continue in full force and effect.

The foregoing provisions shall not limit or restrict the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.

     10.2  Amendments.  This Agreement may not be amended except by action of
           ----------
each of the parties hereto set forth in an instrument in writing signed by or on behalf of each of the parties hereto.

     10.3  Waivers.  At any time prior to the Effective Time, any party hereto
           -------
may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     10.4  Office Lease.  On the Effective Time, Videoland shall enter into a
           ------------
real property lease with Victor J. Cianci and Evvy Cianci, as lessors, with respect to the Videoland office located at 7929 SW Burns Way, Wilsonville, Oregon 97070 for a term of one year and providing for rental payments at a rate of $18,000 per month and having such other terms and conditions that shall be mutually satisfactory to the parties.

     10.5  Termination of Management Agreement.  Any Management Agreement to be
           -----------------------------------
entered into by and among VCI, Videoland and the Selling Shareholders providing for the operation and management of Videoland's video retail stores by VCI shall terminate effective as of the Effective Time.

     10.6  Medical Insurance; Screeners.  VCI shall obtain and pay for medical
           ----------------------------
and dental insurance policies for a period of five years commencing on the Effective Time for Victor J. Cianci, Evvy Cianci, their children living with them and Clara M. Doan, with medical coverage and amounts commensurate with the medical and dental insurance policies in effect for them as of the date hereof. In addition, for a period of three years commencing on the Effective Time, VCI shall provide, and VCI shall cause Videoland to provide, free "screeners" to Victor J. Cianci and Evvy Cianci at their places of residence to the extent such "screeners" are made available to VCI and Videoland by the applicable motion picture studios and unlimited free video rentals to them and their children living at their places of residence.

     10.7  Certain Tax Liabilities and Filings.  The parties hereto understand
           -----------------------------------
that Videoland will be required to file a federal corporate income tax return covering the period from the commencement of its current taxable year through and including the Closing Date. The Selling Shareholders hereby acknowledge and agree that all tax liabilities of Videoland applicable to such period and to any prior periods (collectively, "Prepurchase Tax Liabilities") shall be the responsibility of the Selling Shareholders, and that the Selling Shareholders shall, jointly and severally, indemnify and hold harmless VCI, Videoland and their affiliates from Prepurchase Tax Liabilities. Victor J. Cianci agrees to timely file all tax returns, and pay all taxes, penalties and interest, required of Videoland which are applicable to any such periods and agrees to bear all costs and expenses of preparing and filing such tax returns. VCI and Videoland hereby appoint and confer full authority upon Victor J. Cianci to prepare, execute, and file all tax returns required of Videoland that are applicable to such periods. VCI shall indemnify and hold harmless the Selling Shareholders from all tax liabilities of Videoland applicable to all periods after the Closing Date.

     After the Closing Date, VCI, Videoland and each Selling Shareholder shall cooperate and exchange information relating to periods prior to the Effective Time as is necessary in (i) filing any return or report for Taxes, amended return or claim for refund, (ii) determining any Tax liability or a right to refund of Taxes, or (iii) conducting or defending any audit or other proceeding in respect of Taxes. In furtherance thereof, Videoland shall retain and upon request shall make available to each Selling Shareholder all Tax returns and Tax return schedules, work papers and all material records (including accounting records) and other documents relating thereto, until the later of the expiration of the statute of limitations (and any extension thereof) of the periods to which such returns and other documents relate or the final determination of any Tax in respect to such period. Any information obtained shall be kept confidential except as may be otherwise necessary in connection with filing any Tax return, determining any Tax liability or right to the refund of any Taxes, or in conducting or defending any audit or other proceeding in respect of Taxes.

                                  ARTICLE XI
                           INDEMNIFICATION; SURVIVAL
                           -------------------------

     11.1  Survival of Representations, Etc.  The representations, warranties,
           --------------------------------
covenants and agreements of Videoland, each Selling Shareholder and VCI contained herein and the indemnification by the Selling Shareholders under
Section 11.2 with respect thereto, and the indemnification by VCI under Section
11.3 with respect thereto, shall survive the Effective Time for two years; provided, however, that the representations and warranties of Videoland in
Section 3.19 and the related indemnification by the Selling Shareholders with respect thereto shall survive until the applicable statutes of limitations have expired, and those contained in Section 3.5 and the related indemnification by the Selling Shareholders with respect thereto shall survive without any limitation in time. For purposes of this Article XI, "representations" and "warranties" of Videoland and each Selling Shareholder shall mean collectively those representations and warranties of Videoland and each Selling Shareholder set forth in Article III and the Disclosure Schedules referenced therein and "representations" and "warranties" of VCI shall mean collectively those representations and warranties of VCI set forth in Article IV and the Disclosure Schedules referenced therein.

     11.2  Indemnification by Videoland and the Selling Shareholders.  Subject
           ---------------------------------------------------------
to, and in the manner described in, this Article XI, Videoland and each Selling Shareholder, jointly and severally, shall indemnify and hold harmless VCI and its Representatives and Affiliates (the "VCI Indemnified Parties") to the fullest extent lawful, for the respective periods of time specified in Section 11.1, from and against any and all losses, damages, diminution in value, claims, liabilities, actions and expenses (including, without limitation, costs of investigating, preparing or defending any such claim or action, costs of settlement, judgments, and reasonable legal fees and expenses), net of any amounts actually received under any insurance policy as a result of such loss, damage, diminution in value, claim, liability, action, or expense (collectively "Losses") arising out of or in connection with the breach of any representation, warranty, covenant or agreement of Videoland or any Selling Shareholder contained in this Agreement. The term "Losses" as used in this Section 11.2 is not limited to matters asserted by third parties against a VCI Indemnified Party, but includes Losses incurred or sustained by a VCI Indemnified Party in the absence of third party claims.

     11.3  Indemnification by VCI.  Subject to, and in the manner described in,
           ----------------------
this Article XI, for a period of two years from the Effective Time, VCI shall indemnify and hold harmless Videoland and the Selling Shareholders and their respective Representatives and Affiliates (the "Videoland Indemnified Parties") to the fullest extent lawful, from and against any and all Losses arising out of or in connection with the breach of any representation, warranty, covenant or agreement of VCI. The term "Losses" as used in this Section 11.3 is not limited to matters asserted by third parties against a Videoland Indemnified Party, but includes Losses incurred or sustained by a Videoland Indemnified Party in the absence of third party claims.

     11.4  Basket and Cap.  VCI shall be indemnified by Videoland and the
           --------------
Selling

Shareholders, and Videoland and the Selling Shareholders shall be indemnified by VCI, in each case to the extent that the aggregate of all Losses, determined without regard to whether any Loss was material or not, exceeds $50,000 ("Basket Amount"), provided that in no circumstance shall the aggregate liability of Videoland, the Selling Shareholders or VCI exceed $10,000,000. Notwithstanding the foregoing, there shall be no Basket Amount applicable to any Loss resulting from a breach of representations and warranties in Sections 3.5 or 3.19 or from a failure to make any adjustment or pay any amount payable under Article II.

     11.5  Indemnification Procedure.
           -------------------------

           (a) If a third party asserts a claim against any indemnified party for which indemnification would be available under this Article XI (a "Claim"), the indemnified party shall promptly give notice of such Claim, describing such Claim with reasonable specificity, to the indemnifying party. If the amount of the Claim exceeds, or the aggregate amount of Losses incurred prior to such date have exceeded, the Basket Amount, the indemnifying party shall be entitled to assume the defense of such Claim, including the employment of counsel reasonably satisfactory to the indemnified party; provided, however, that if the indemnified party reasonably determines in good faith that its interests with respect to such Claim cannot appropriately be represented by the indemnifying party, such indemnified party shall have the right to assume control of the defense of such Claim and to have its expenses reimbursed promptly with respect to such Claim to the extent entitled thereto. In addition, in the event that such indemnifying party, within a reasonable time after notice that any such Claim or the total Losses incurred exceeds the Basket Amount, fails to defend any indemnified party, such indemnified party will (upon further notice to such indemnifying party) have the right to undertake its defense of such Claim for the account of such indemnifying party and to have its expenses reimbursed promptly with respect to such Claim to the extent entitled thereto. Regardless of which party is controlling the defense of any Claim, (i) both the indemnifying party and the indemnified party shall act in good faith; (ii) no settlement of such Claim may be agreed to without the written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed; and (iii) no part of any Claim shall be paid without such consent or unless a final judgment from which no appeal may be taken is entered on such Claim against the indemnified party. The controlling party shall deliver, or cause to be delivered, to the other party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of any such Claim, and timely notices of any hearing or other court proceeding relating to such Claim.

           (b) In the absence of a third party Claim, if any party shall have a claim that another is liable for Losses, the party seeking indemnification shall provide notice within 90 days of the discovery of the Loss of the nature and extent thereof, and the other party shall repay such Losses within 90 days thereafter to the extent the Losses exceed the Basket Amount, or shall inform the party seeking indemnification that it is denying in good faith all or a portion of such Claim. If the party seeking indemnification disputes the denial of such Claim, it may thereupon proceed to enforce its rights under this Agreement.

                                  ARTICLE XII
                              GENERAL PROVISIONS
                              ------------------

     12.1  Assignment.  Neither this Agreement nor any of the rights or
           ----------
obligations hereunder may be assigned by any party without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other Person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

     12.2  Notices.  All notices, requests, demands and other communications
           -------
which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method (with proof of transmission); the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., FED EX); and upon receipt, if sent by certified or registered mail,
 -----
return receipt requested.  In each case notice shall be sent to:

     If to Videoland or the Selling Shareholders, addressed to:


           Victor J. Cianci
           Evvy Cianci
           c/o Cianci's Videoland, Inc.
           7929 SW Burns Way
           Wilsonville, Oregon 97070
           Facsimile:  (503) 682-6786

     With a copy to:

           Kenneth A. Williams, Esq.
           Hagen, Dye, Hirschy & DiLorenzo, P.C
           1000 Pioneer Tower
           888 S.W. Fifth Avenue
           Portland, Oregon 97204-2024
           Facsimile:  (503) 274-7979

     If to VCI, addressed to:

           Robert Y. Lee
           Video City, Inc.
           370 Amapola Avenue, Suite 208
           Torrance, California 90501
           Facsimile: (310) 533-3901

     With a copy to:

           William J. Feis, Esq.
           Troy & Gould Professional Corporation
           1801 Century Park East, 16th Floor
           Los Angeles, California 90067-2367
           Facsimile: (310) 201-4746

or to such other place and with such other copies as each party hereto may designate as to itself by written notice to the other parties hereto.

     12.3  Choice of Law.  This Agreement shall be governed by and construed in
           -------------
accordance with the laws of the State of California without reference to choice of law provisions.

     12.4  Multiple Counterparts.  This Agreement may be executed in one or more
           ---------------------
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     12.5  Expenses.  Each party hereto shall pay its own legal, accounting,
           --------
out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

     12.6  Invalidity.  In the event that any one or more of the provisions
           ----------
contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

     12.7  Titles.  The titles, captions or headings of the Articles and
           ------
Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     12.8  Cumulative Remedies.  All rights and remedies of either party hereto
           -------------------
are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

     12.9  Entire Agreement.  This Agreement, together with all exhibits and
           ----------------
schedules hereto and thereto (including the Disclosure Schedule), constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, including, without limitation, the letter of intent, dated September 23, 1998, entered into by the parties.

     12.10 Attorneys' Fees.  In the event of any legal action or proceeding to
           ---------------
enforce or interpret the provisions hereof, the prevailing party shall be entitled to reasonable attorneys' fees, whether or not the proceeding results in a final judgment.

     12.11 Waiver of Right to Trial by Jury.  Each party to this Agreement
           --------------------------------
hereby waives its rights to a trial by jury.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date and year first above written.

                                  VIDEO CITY, INC.



                                  By: /s/ Robert Y. Lee
                                     ---------------------------------
                                      Robert Y. Lee,
                                      Chief Executive Officer


                                  CIANCI'S VIDEOLAND INC.



                                  By: /s/ Victor J. Cianci
                                     ---------------------------------
                                      Victor J. Cianci
                                      President


                                  VICTOR J. CIANCI:



                                  /s/ Victor J. Cianci
                                  ------------------------------------
                                  Victor J. Cianci


                                  EVVY CIANCI:



                                  /s/ Evvy Cianci
                                  ------------------------------------
                                  Evvy Cianci